Exhibit 99.1
AAON REPORTS EARNINGS & BACKLOG FOR THE FIRST QUARTER OF 2021

TULSA, OK, May 6, 2021 - AAON, INC. (NASDAQ-AAON), today announced its results for the first quarter of 2021.

Financial Highlights:	Three Months Ended March 31,		%
	2021	2020	Change
	(in thousands, except share and per share data)
Net sales	$115,788	$137,483	(15.8)%
Gross profit	33,157	42,947	(22.8)%
Gross profit %	28.6%	31.2%
Selling, general and admin. expenses	$14,696	$15,214	(3.4)%
SG&A %	12.7%	11.1%
Net income	16,376	21,853	(25.1)%
Net income %	14.1%	15.9%
Effective Tax Rate	11.4%	21.5%
Earnings per diluted share	$0.30	$0.41	(26.8)%
Diluted average shares	53,814,644	52,871,419	1.8%

	March 31,	December 31,	%
	2021	2020	Change
	(in thousands)
Backlog	$96,733	$74,417	30.0%
Cash & cash equivalents & restricted cash	97,772	82,288	18.8%
Total current liabilities	66,679	59,033	13.0%

Net sales for the first quarter of 2021 decreased 15.8% to $115.8 million from $137.5 million in the first quarter of 2020. The year over year decline in net sales was partially attributable to fewer production days due to an extended holiday shutdown in early January and winter storm in February and is a reflection of our markets temporarily moderating at the end of 2020. Moreover, the prior year quarter was an all time record for the Company creating a tough relative comparison. The Company reported diluted EPS of $0.30, down 26.8% from $0.41 in the prior year period. The decline in EPS was largely due to the lower recognized revenue, partially offset by a lower effective tax rate. The lower tax rate compared to a year ago mainly related to a $1.8 million increase in excess tax benefits associated with stock awards.

The Company finished the quarter with a backlog of $96.7 million, down from $119.6 million one year ago but up from $74.4 million at the end of 2020. The sequential improvement reflects the improved demand that we experienced throughout the first quarter. New bookings in the quarter increased 21% compared to the same period one year ago. Demand has continued to strengthen through April. As of May 1, 2021, backlog was approximately $104.5 million.

Gary Fields, President and CEO, noted "As we've mentioned in our prior releases, we were previously overwhelmed with customer orders and did not have the capacity to handle all these orders which lead to lengthy lead times in 2019. We spent most of that year adding several Salvagnini sheet metal fabrication machines and rearranging our production lines for more efficient production. In Longview, we started construction of our 224,000 square feet building which also housed additional Salvagninis and was completed in early 2021. As all this was happening, we had our lead times come down which resulted in a record breaking year in 2020. Although the pandemic caused new construction to slow down, our customers started to increase their replacement orders in early 2021 as demonstrated in the growth of our backlog."

Gary Fields, President and CEO, said “Considering our soft backlog entering the quarter combined with the challenges we faced related to the new construction market as well as the adverse weather at both of our facilities in February, we are pleased with our performance in the first quarter of the year. The year over year decline in revenue and earnings was unsurprising considering the all-time record quarter we realized in the first quarter of 2020. We believe the fact that our performance in the first quarter of 2021 was very similar to the fourth quarter of 2020 suggests our business has stabilized and has already begun to pick up after some moderation we experienced at the end of last year.”

Mr. Fields added “We are confident demand is improving. Our backlog at the beginning of May was up considerably from both the end 2020 and the end of the first quarter. Replacement demand is already improving as the economy recovers, and while the new construction market is still facing some challenges, we are beginning to see signs of stabilization. Inflation remains a challenge, but we are confident we will be able to maintain our margin through disciplined price management. In conclusion, as we look to the rest of the year, we continue to anticipate revenue and earnings will progressively improve throughout 2021.”

As of March 31, 2021, the Company had no debt and unrestricted cash and cash equivalents of $97.0 million, which is up from $79.0 million at the end of 2020. Capital expenditures during the first three months of 2021 were $16.4 million, as compared to $21.9 million for the same period a year ago. Rebecca Thompson, CFO, stated “we continue to anticipate our full-year 2021 capital expenditures will total approximately $70.7 million.”

The Company will host a conference call today at 4:15 P.M. (Eastern Time) to discuss the first quarter 2021 results. To participate, call 1-888-241-0551 (code 7788949); or, for rebroadcast available through May 13, 2021, call 1-855-859-2056 (code 7788949).

About AAON
AAON, Inc. is engaged in the engineering, manufacturing, marketing and sale of air conditioning and heating equipment consisting of standard, semi-custom and custom rooftop units, chillers, packaged outdoor mechanical rooms, air handling units, makeup air units, energy recovery units, condensing units, geothermal/water-source heat pumps, coils and controls. Since the founding of AAON in 1988, AAON has maintained a commitment to design, develop, manufacture and deliver heating and cooling products to perform beyond all expectations and demonstrate the value of AAON to our customers. For more information, please visit www.AAON.com.

Forward-Looking Statements
Certain statements in this news release may be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933. Statements regarding future prospects and developments are based upon current expectations and involve certain risks and uncertainties, including risks related to the impact of the error correction, that could cause actual results and developments to differ materially from the forward-looking statements.

Contact Information
Joseph Mondillo
Director of Investor Relations
Phone: (617) 877-6346
Email: joseph.mondillo@aaon.com

AAON, Inc. and Subsidiaries
Consolidated Statements of Income
(Unaudited)
	Three Months Ended March 31,
	2021	2020
	(in thousands, except share and per share data)
Net sales	$115,788	$137,483
Cost of sales	82,631	94,536
Gross profit	33,157	42,947
Selling, general and administrative expenses	14,696	15,214
(Gain) loss on disposal of assets	—	(62)
Income from operations	18,461	27,795
Interest income, net	3	61
Other income (expense), net	17	(27)
Income before taxes	18,481	27,829
Income tax provision	2,105	5,976
Net income	$16,376	$21,853
Earnings per share:
Basic	$0.31	$0.42
Diluted	$0.30	$0.41
Weighted average shares outstanding:
Basic	52,293,464	52,071,839
Diluted	53,814,644	52,871,419

AAON, Inc. and Subsidiaries
Consolidated Balance Sheets
(Unaudited)
	March 31, 2021	December 31, 2020
Assets	(in thousands, except share and per share data)
Current assets:
Cash and cash equivalents	$97,047	$79,025
Restricted cash	725	3,263
Accounts receivable, net of allowance for credit losses of $493 and $506, respectively	52,579	47,387
Income tax receivable	7,353	4,587
Note receivable	32	31
Inventories, net	84,040	82,219
Prepaid expenses and other	3,631	3,739
Total current assets	245,407	220,251
Property, plant and equipment:
Land	4,109	4,072
Buildings	126,090	122,171
Machinery and equipment	292,961	281,266
Furniture and fixtures	19,971	18,956
Total property, plant and equipment	443,131	426,465
Less: Accumulated depreciation	210,483	203,125
Property, plant and equipment, net	232,648	223,340
Goodwill and intangible assets, net	3,229	3,267
Right of use assets	1,522	1,571
Note receivable	578	579
Total assets	$483,384	$449,008

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$17,615	$12,447
Accrued liabilities	49,064	46,586
Total current liabilities	66,679	59,033
Deferred tax liabilities	32,982	28,324
Other long-term liabilities	4,312	4,423
New market tax credit obligation	6,373	6,363
Commitments and contingencies
Stockholders' equity:
Preferred stock, $.001 par value, 5,000,000 shares authorized, no shares issued	—	—
Common stock, $.004 par value, 100,000,000 shares authorized, 52,423,579 and 52,224,767 issued and outstanding at March 31, 2021 and December 31, 2020, respectively	210	209
Additional paid-in capital	10,957	5,161
Retained earnings	361,871	345,495
Total stockholders' equity	373,038	350,865
Total liabilities and stockholders' equity	$483,384	$449,008

AAON, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(Unaudited)
	Three Months Ended March 31,
	2021	2020
Operating Activities	(in thousands)
Net income	$16,376	$21,853
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	7,398	6,002
Amortization of debt issuance cost	10	10
(Recovery of) provision for credit losses on accounts receivable, net of adjustments	(13)	294
Provision for excess and obsolete inventories	(194)	(274)
Share-based compensation	2,761	2,351
(Gain) loss on disposition of assets	—	(62)
Foreign currency transaction (gain) loss	(8)	51
Interest income on note receivable	(6)	(6)
Deferred income taxes	4,658	(167)
Changes in assets and liabilities:
Accounts receivable	(5,179)	(2,789)
Income taxes	(2,766)	772
Inventories	(1,627)	1,020
Prepaid expenses and other	108	(670)
Accounts payable	4,904	2,742
Deferred revenue	2,358	229
Accrued liabilities	58	6,241
Net cash provided by operating activities	28,838	37,597
Investing Activities
Capital expenditures	(16,404)	(21,877)
Proceeds from sale of property, plant and equipment	—	61
Principal payments from note receivable	14	12
Net cash used in investing activities	(16,390)	(21,804)
Financing Activities
Stock options exercised	9,438	4,497
Repurchase of stock	(5,185)	(11,565)
Employee taxes paid by withholding shares	(1,217)	(953)
Net cash provided by (used in) financing activities	3,036	(8,021)
Net increase in cash, cash equivalents and restricted cash	15,484	7,772
Cash, cash equivalents and restricted cash, beginning of period	82,288	44,373
Cash, cash equivalents and restricted cash, end of period	$97,772	$52,145